Exhibit 99.1

              S.Y. Bancorp Announces Record First Quarter Results

     LOUISVILLE, Ky.--(BUSINESS WIRE)--April 20, 2005--S.Y. Bancorp, Inc. (Amex:SYI), parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today reported continued growth in revenues and earnings in the first quarter ended March 31, 2005. Highlights of the Company's record results for the quarter included higher net interest income and non-interest income, and in the latter case, especially strong growth at Stock Yards Trust Company. A summary of the Company's first quarter results follows:


First quarter ended March 31,         2005           2004      Change
-----------------------------      ----------    ----------    ------
Net income                         $4,777,000    $4,448,000     7.4%
Net income per share, basic        $     0.34    $     0.33     3.0%
Net income per share, diluted      $     0.34    $     0.32     6.3%
Return on average equity                16.41%        17.26%
Return on average assets                 1.57%         1.61%


     "We are pleased to announce record quarterly results to open 2005," said David P. Heintzman, Chairman, President and Chief Executive Officer. "Once again, non-interest income from our core bank businesses was instrumental in extending our record of growth. In addition to higher net interest income, which mirrored solid loan growth versus the first quarter last year, our results reflected strong contributions from other areas, primarily investment management and trust, and brokerage services. Revenue related to each of these areas increased more than 20% over the prior year. Also in the first quarter, we witnessed a welcomed turnaround in our mortgage banking business, as a resurgence in volume led to higher year-over-year gains on sales of loans. Together, all of these banking services provide important diversity to our revenue base to generate attractive and recurring income, differentiate our bank in a competitive marketplace, and present a powerful, single-source financial solution for our customers.
     "Loan and deposit growth continues to drive our net interest income, even as net interest margin remained under pressure," Heintzman continued. "Significantly higher short-term rates in the first quarter caused a flattening of our yield curve and, thus, reduced net interest margin. Since our deposit pricing is typically more sensitive to short-term rates, deposit promotions during the quarter had an immediate negative effect on net interest margin. Nevertheless, we think new deposits generated by these efforts will be low-cost over the long term, if interest rates continue to rise as expected, supporting our growth objectives over time. Increased competition from banks new to the Louisville market - bidding up deposit rates and bidding down loan rates - also has affected our net interest margin. We still believe our customer-driven model, built on a full range of financial services, distinguishes us from virtually all of these new competitors, allowing us to continue to maintain - and grow - our market share."
     Concluding, Heintzman stated, "We think the Company's results for the first quarter represent a solid start to 2005 and we're excited by the synergies created by the late 2004 changes we made in the way we service our commercial and small business customers. Additionally, our trust, brokerage and mortgage areas have posted an excellent start to the year and we believe they will be able to extend that momentum into the balance of the year. We are excited about the opportunities that 2005 holds for us and look forward to capitalizing and building on our long-term record of success."
     Net interest income on a taxable equivalent basis increased 3% for the quarter versus the same period in the prior year, due primarily to growth in earning assets. Average earning assets were up 10% from the first quarter of 2004. Offsetting the effects of higher volume, net interest margin fell 25 basis points from the first quarter of 2004 and was down 10 basis points compared with the fourth quarter of 2004. Net interest margin was affected by several factors during the quarter, including a flattening yield curve, aggressive deposit gathering, and increased competition. Management expects net interest margin to stabilize and then start to expand during the latter part of 2005 as interest rates are expected to continue to rise.
     The provision for loan losses declined 55% in the first quarter compared with the same period in 2004. Net charge-offs were down 22% for the quarter compared with the same period of 2004 and were at the lowest level in over three years. This continues a trend of lower net charge-offs that began in mid-2003. Non-performing loans were up 50% compared with the prior year, but the increase represented loans previously identified by the Company's review process and, accordingly, already included in allocations to the allowance for loan losses. The Company's process of evaluating the inherent risk in the portfolio considers, among other things, past due information, historic losses and information about specific borrower situations. The amount of the quarterly provision for loan losses responds to these factors. Management considers the allowance for loan losses adequate to cover losses inherent in the loan portfolio.
     Non-interest income was up 14% in the first quarter from the same period in 2004. Stock Yards Trust Company posted a 22% increase in investment management and trust service income compared with the first quarter 2004, as trust assets under management increased 9% over March 31, 2004. The trust company continues to add new and profitable relationships, driven in part by its strong investment management results. Brokerage revenue grew approximately 35% for the quarter compared with the prior year as that department was able to continue its strong momentum from 2004. Gains on sales of mortgage loans held for sale rose 28% as the mortgage company had a solid quarter considering the rising interest rate environment. Offsetting higher non-interest income in several areas, service charges on deposit accounts declined 11% in the first quarter on a comparable basis. Several factors contributed to the decline, including lower activity levels during the quarter, the impact of free business checking, and the impact of higher interest rates on commercial analysis accounts. Management is exploring several opportunities to improve the results in this area.
     Non-interest expenses in the first quarter increased 11% compared with the same period in 2004. An 8% increase in salaries and benefits for the quarter reflected the addition of professional staff along with annual compensation increases. Net occupancy expense increased 20% compared with the first quarter of 2004, largely as a result of the opening of new facilities, including three new branches since the first quarter of 2004. The increase in furniture and equipment expense of 11% for the quarter also reflected the expansion of our facilities. Data processing rose 12% due to ongoing investments in upgraded equipment as the Company continues to improve its infrastructure in support of current and anticipated growth.
     The Company showed continued balance sheet growth during the first quarter as total assets increased 4% to $1.26 billion from $1.21 billion at December 31, 2004, and 11% from $1.13 billion at the end of the first quarter of 2004. Total loans rose 12% over the first quarter of last year, while deposits were up 13%. The Company's growth in the Louisville market remains steady and expansion in the Indianapolis market continues to meet expectations, as total loans in that market have grown $30 million in the last 12 months.
     S.Y. Bancorp, Inc. was incorporated in 1988 as a bank holding company in Louisville, Kentucky, and is the parent company of Stock Yards Bank & Trust Company, which has locations in Louisville and southern Indiana, as well as a branch in Indianapolis. Stock Yards Bank & Trust Company was established in 1904 in Louisville, Kentucky. S.Y. Bancorp, Inc. is also the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary.
     This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the market in which the Company and its subsidiaries operate; competition from other providers of financial services; government legislation and regulation which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the Company's control.


                          S.Y. Bancorp, Inc.
                Summary Unaudited Financial Information
                (in thousands except per share amounts)

                                                  Quarter Ended
                                                     March 31,
                                              -----------------------
                                                 2005         2004
                                              ----------   ----------
Net interest income                           $   11,259   $   10,950
Provision for loan losses                            225          500
                                              ----------   ----------
Net interest income after provision for
  loan losses                                     11,034       10,450
Non-interest income                                6,495        5,687
Non-interest expense                              10,607        9,598
                                              ----------   ----------
Net income before income taxes                     6,922        6,539
Provision for income taxes                         2,145        2,091
                                              ----------   ----------
Net income                                    $    4,777   $    4,448
                                              ==========   ==========
Net income per share:
  Basic                                       $     0.34   $     0.33
  Fully diluted                               $     0.34   $     0.32
Weighted average shares outstanding:
  Basic                                           13,955       13,608
  Fully diluted                                   14,204       14,111

                                  Mar. 31,      Dec. 31,    Mar. 31,
                                    2005         2004         2004
                                 ----------   ----------   ----------
Total assets                     $1,263,444   $1,212,015   $1,134,763
Total loans                         996,351      984,841      893,370
Non-interest bearing deposits       168,274      159,342      152,818
Interest-bearing deposits           834,711      790,741      733,808
Stockholders' equity                116,377      116,647      106,396
Book value per share                   8.37         8.36         7.75


     Unaudited supplemental financial information for the first quarter ended March 31, 2005 and 2004, may be obtained by following this link:
http://www.irinfo.com/syi/1q05fsx.pdf.


     CONTACT: S.Y. Bancorp Inc., Louisville
              Nancy B. Davis, 502-625-9176